Exhibit 10.24

PHARMERICA CORPORATION

SUMMARY OF

2014 LONG-TERM INCENTIVE PROGRAM

2014 Long-Term Incentive Program

On March 11, 2014, the Board of Directors of the Corporation, upon recommendation of the Compensation Committee, adopted the 2014 Long-Term Incentive Program (the “LTIP”) under the Omnibus Plan to provide, restricted stock units and performance share unit awards to the Corporation’s executives and certain other officers and employees based on pre-established performance objectives and goals. The LTIP advances the Corporation’s commitment to performance-based compensation practices by providing participants an opportunity to earn equity-based awards upon the achievement of certain pre-established long-term performance objectives. The LTIP also is designed to drive consistent growth of the Corporation over a multiple-year performance period.

Performance Cycle. LTIP performance cycle begins on January 1, 2014 and ends on December 31, 2016.

Award Targets. The amount of the awards under the LTIP are based on individual participant bonus targets and company performance criteria. Individual participant bonus targets are established by the Compensation Committee for each participant based upon the Compensation Committee’s determination of the appropriate bonus target amounts that will enable the Corporation to remain competitive and retain and recruit top employees.

The Compensation Committee established the bonus targets under the LTIP for the Corporation’s principal executive officer, principal financial officer, and other fiscal 2013 Named Executive Officers as follows:

Executive	Title	Bonus Target
Gregory S. Weishar	Chief Executive Officer	299% of base salary
David Froesel	Executive Vice President, Chief Financial Officer and Treasurer	175% of base salary
Robert McKay	Senior Vice President of Purchasing and Trade Relations	115% of base salary
Thomas Caneris	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary	138% of base salary

The Compensation Committee established the 2014 LTIP awards for the fiscal 2013 Named Executive Officers in the following amounts as a percentage of the bonus target: 50% restricted stock units and 50% performance share units.

On March 11, 2014, the Board of Directors, upon recommendation of the Compensation Committee, awarded restricted stock units under the LTIP for the Corporation’s principal executive officer, principal financial officer, and other fiscal 2013 Named Executive Officers as follows:

Executive	Title	Restricted Stock Units (50% of Bonus Target)
Gregory S. Weishar	Chief Executive Officer	50,798
David Froesel	Executive Vice President, Chief Financial Officer and Treasurer	17,316
Robert McKay	Senior Vice President of Purchasing and Trade Relations	6,803
Thomas Caneris	Senior Vice President, General Counsel, Compliance Officer and Secretary	8,961

Performance Criteria. The LTIP performance criteria for the performance share units are tied to company performance. Company performance will be measured for purposes of the performance share units by comparing the Corporation’s Adjusted EBITDA at the end of the performance cycle to a target end-of-performance cycle Adjusted EBITDA set by the Compensation Committee and by comparing the Corporation’s adjusted diluted earnings per share (“Adjusted Diluted EPS”) at the end of the performance cycle to a target end-of-performance cycle Adjusted Diluted EPS set by the Compensation Committee. With respect to all Named Executive Officers, the Adjusted EBITDA target accounts for 70% of their respective performance target and the remaining 30% is determined by achievement of a target measure of Adjusted Diluted EPS.

Award Payouts. Award payouts for the performance share units are based on the percentage of the performance target achieved. Generally, the percentage of the award earned at the end of the performance cycle based on the performance target, excluding the Adjusted Diluted EPS component, shall be determined according to the following schedule; however the actual LTIP award payout will be interpolated between the percentages set forth in the chart based on actual results:

Performance Level	Payout Level
< 85.0% of Performance Target	0.0% of Award Target
85.0% of Performance Target	50.0% of Award Target
91.0% of Performance Target	70.0% of Award Target
100.0% of Performance Target	100.0% of Award Target
109.0% of Performance Target	130.0% of Award Target
115.0% of Performance Target	150.0% of Award Target
> 115.0% of Performance Target	150.0% of Award Target

Generally, the percentage of the award earned at the end of the performance cycle based on the based on the percentage of the Adjusted Diluted EPS performance target achieved shall be determined according to the following schedule; however the actual LTIP award payout will be interpolated between the percentages set forth in the chart based on actual results:

Performance Level	Payout Level
< 85.0% of Performance Target	0.0% of Award Target
85.0% of Performance Target	50.0% of Award Target
91.0% of Performance Target	70.0% of Award Target
100.0% of Performance Target	100.0% of Award Target
109.0% of Performance Target	130.0% of Award Target
115.0% of Performance Target	150.0% of Award Target
> 115.0% of Performance Target	150.0% of Award Target

Award Agreements. Awards of restricted stock units and performance share units are made under the LTIP pursuant to award agreements with each recipient on the terms described in this Current Report on Form 8-K.

Payment of Awards. Performance share unit awards will be distributed on a specific date by which the Compensation Committee reasonably expects it will be able to determine whether and the extent that the performance target applicable to such award was met. The Corporation will make the distribution of the performance share unit awards to participants as soon as administratively practicable following the date of the award determination.

Vesting and Forfeiture. Recipients of LTIP awards generally must remain continuously employed full-time by the Corporation until the date designated for payout under the applicable award agreement for the LTIP period. Exceptions may be provided for termination of employment by reason of death, disability, without cause, retirement and change in control. The restricted stock units will generally vest in three equal annual installments beginning on the first anniversary of the grant date.

Change in Control. In the event of a change in control (“CIC”), acceleration of vesting of restricted stock units will occur if an employee is terminated by the Company without “cause” or the employee voluntarily terminates employment with “good reason” during the 24 month period following a CIC (“Qualifying Termination”). Vesting of restricted stock units will accelerate immediately regardless of a Qualifying Termination if the acquirer does not assume the restricted stock unit awards. If the acquirer assumes the restricted stock unit awards, restricted stock units will continue to vest according to their original vesting schedules; provided that vesting will subsequently accelerate upon a Qualifying Termination within 24 months after the CIC, and unvested restricted stock units would be forfeited upon any other termination (unless otherwise specified by the terms of an employment agreement). With respect to performance share units, in the event of a Qualifying Termination, performance shares units will be converted to time-based restricted stock units at the CIC assuming achievement of 100% the performance targets. Such restricted stock units will have the same terms of the restricted stock units granted pursuant to the 2014 LTIP and shall be deemed to have been granted as of March 11, 2014.

Other Terms & Provisions. Participants are not permitted to transfer LTIP awards, except by will or the laws of descent and distribution. The Corporation is entitled to withhold from any payments of awards under the LTIP or the Omnibus Plan any and all amounts required to be withheld for federal, state and local withholding taxes. The Compensation Committee has the discretion to change terms and conditions of LTIP awards as it deems necessary to ensure that the LTIP awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Internal Revenue Code. In addition to the above conditions, payment of any incentive award is contingent upon the participant executing a written agreement to protect company assets.